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                                                                    Exhibit 10.5






                                                 March 7, 1997



William Chambers
9700 Mossy Stone Ct.
Vienna, VA 22182

Dear Bill:

    It is our pleasure to offer you employment with Celerity Systems, Inc. in the position of Vice President of Business Development, reporting to Ken Van Meter - CEO, starting no later than April 14, 1997. If you accept this offer your duties will include the responsibility for identifying, negotiating and managing vendor and partner relationships related matters and such other duties, tasks and work as may be assigned.

    The position will pay $125,000 per year, payable in accordance with Celerity's normal payroll schedule.

    You will also be eligible for a bonus of up to twenty five percent (25%) of your annual compensation, prorated based on number of months worked in the calendar year. The bonus will be based upon the degree of achievement of your management business objectives. This will be evaluated in January and will be determined solely by management, whose decision is final. These objectives will be mutually agreed upon by yourself and the CEO within ninety (90) days of your employment.

    You will be reimbursed for up to $25,000.00 in relocation expenses, receipts and other applicable documentation required.

    Additionally on September 30, 1997, subject to approval of the Board of Directors, and your status as a full-time employee on such date; you will be awarded stock options to purchase 20,0000 shares of the Company's common stock pursuant to the Employee Stock Option Plan as in effect on that date.

    The exercise price will be determined at the time of the issuance of these options, and the requirements of the Plan and related tax laws.


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William Chambers
March 7, 1997
Page 2


    You will be eligible to receive standard Celerity employee benefits provided to full-time employees in accordance with the specific provisions and/or plans of the various benefits.

    All of us at Celerity expect a smooth transition and look forward to the contributions you can make to our mutual success. Since there can be no guarantees, however, it is understood that your employment is at will and for no specific length of time. That is, Celerity may terminate your employment at any time with or without cause, and with or without notice, and you may do the same.

    Please stop by Human Resources on you first day to complete the necessary payroll procedures and personnel forms.

    This offer of employment will remain open until March 14, 1997, unless rescinded or modified.

    Please accept our congratulations. We certainly hope that you will accept this offer and join our organization.

                                                 Sincerely yours,

                                                 /s/ Doyal H. Hodge
                                                 ------------------------------
                                                 Doyal Hodge
                                                 Vice President/CFO
                                                 Celerity Systems, Inc.

cc: Dwight Cook HR


Please acknowledge below your acceptance of this offer and return one of the two originals to me for our records. This offer is for your files.

Accepted: /s/ William Chambers                   3/13/97
         ---------------------------             ----------------------
             William Chambers                    Date